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Exhibit 10.24

         CREDIT AND SECURITY AGREEMENT

between

ALDILA, INC.
as Borrower

and

KEYBANK NATIONAL ASSOCIATION
as Lender

dated as of
February 8, 2008

i

ii

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Term Note
Exhibit C	Form of Notice of Loan
Exhibit D	Form of Compliance Certificate

Schedule 1	Guarantors of Payment
Schedule 2	Pledged Securities
Schedule 3	Pledged Notes

iii

        This CREDIT AND SECURITY AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this "Agreement") is made effective as of the 8th day of February, 2008 between:

          (a)   ALDILA, INC., a Delaware corporation ("Borrower"); and

          (b)   KEYBANK NATIONAL ASSOCIATION, a national banking association ("Lender").

WITNESSETH:

        WHEREAS, Borrower and Lender desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrower upon the terms and subject to the conditions hereinafter set forth;

        NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I.    DEFINITIONS

        Section 1.1.    Definitions.    As used in this Agreement, the following terms shall have the meanings set forth below:

          "Account" means all accounts, as defined in the U.C.C.

          "Account Debtor" means any Person obligated to pay all or any part of any Account in any manner and includes (without limitation) any Guarantor thereof.

          "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

          "Affiliate" means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and "control" (including the correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" means that term as defined in the first paragraph hereof.

          "Approved Depository" means a commercial bank organized under the laws of the United States or a State thereof having (a) capital and surplus in excess of Five Hundred Million Dollars ($500,000,000) and (b) a Keefe Bank Watch Rating of "B" or better.

          "Authorized Officer" means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to Lender) to handle certain administrative matters in connection with this Agreement.

          "Base Rate" means a rate per annum equal to the greater of (a) the Prime Rate or (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

          "Base Rate Loan" means a Revolving Loan described in Section 2.2 hereof or a portion of the Term Loan described in Section 2.3 hereof, that shall be denominated in Dollars and on which Borrower shall pay interest at a rate based on the Base Rate.

          "Borrower" means that term as defined in the first paragraph hereof.

          "Business Day" means any day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, and, if the applicable Business Day relates to a Eurodollar Loan, a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market.

          "Capital Distribution" means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company's capital stock or other equity interest.

          "Capitalized Lease Obligations" means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

          "Cash Collateral Account" means a commercial Deposit Account designated "cash collateral account" and maintained by Borrower with Lender, without liability by Lender to pay interest thereon, from which account Lender shall have the exclusive right to withdraw funds until all of the Obligations are paid in full.

          "Cash Equivalents" means (a) securities issued, or directly and fully guaranteed or insured by, the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition; (b) U.S. Dollar denominated time deposits, certificates of deposit and bankers' acceptances of an Approved Depository, in each case with maturities of not more than one year from the date of acquisition; (c) commercial paper issued by an Approved Depository or by the parent company of an Approved Depository and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by Standard & Poor's or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from Standard & Poor's or Moody's, as the case may be, and in each case maturing within two hundred seventy (270) days after the date of acquisition; (d) investments in money market funds substantially all the assets of which are comprised of securities of the types described in subparts (a) through (c) above; and (e) investments in money market funds access to which is provided as part of "sweep" accounts maintained with an Approved Depository.

          "Cash Security" means all cash, instruments, Deposit Accounts and other cash equivalents, whether matured or unmatured, whether collected or in the process of collection, upon which a Company presently has or may hereafter have any claim, wherever located, including but not limited to any of the foregoing that are presently or may hereafter be existing or maintained with, issued by, drawn upon, or in the possession of Lender.

          "Change in Control" means (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as then in effect) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Securities Exchange Act of 1934, as then in effect), of shares representing more than thirty-three percent (33%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of Borrower by Persons who were neither (i) nominated by the board of directors or other governing body of Borrower nor (ii) appointed by directors so nominated; or (c) the occurrence of a change in control, or other term of similar import used therein, as defined in any Material Indebtedness Agreement.

          "Closing Date" means the effective date of this Agreement as set forth in the first paragraph of this Agreement.

          "Closing Officer's Certificate" means that certain Officer's Certificate of Borrower delivered to Lender pursuant to Section 4.2(g) hereof.

          "Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

          "Collateral" means all of Borrower's existing and future (a) personal property; (b) Accounts, Investment Property, instruments, contract rights, chattel paper, documents, supporting obligations, letter-of-credit rights, Pledged Securities, Pledged Notes, if any, commercial tort claims, General Intangibles, Inventory and Equipment; (c) funds now or hereafter on deposit in the Cash Collateral Account, if any; (d) Cash Security; and (e) Proceeds of any of the foregoing.

          "Commitment" means the obligation hereunder of Lender, during the Commitment Period, to make Loans pursuant to the Revolving Credit Commitment and the Term Loan Commitment, up to the Total Commitment Amount.

          "Commitment Period" means the period from the Closing Date to February 7, 2013, or such earlier date on which the Commitment shall have been terminated pursuant to Article IX hereof.

          "Companies" means Borrower and all Subsidiaries.

          "Company" means Borrower or a Subsidiary.

          "Compliance Certificate" means a Compliance Certificate in the form of the attached Exhibit D.

          "Confidential Information" means all confidential or proprietary information about the Companies that has been furnished by any Company to Lender, whether furnished before or after the Closing Date and regardless of the manner in which it is furnished, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a disclosure by Lender not permitted by this Agreement, (b) was available to Lender on a nonconfidential basis prior to its disclosure to Lender, or (c) becomes available to Lender on a nonconfidential basis from a Person (other than a Company) that is not, to the best knowledge of Lender, acting in violation of a confidentiality agreement with a Company or is not otherwise prohibited from disclosing the information to Lender.

          "Consideration" means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (but only so long as such consulting fees would constitute acquisition costs in accordance with GAAP) or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.

          "Consignee's Agreement" means a consignee's agreement, in form and substance satisfactory to Lender, delivered by a Company in connection with this Agreement, as such agreement may from time to time be amended, restated or otherwise modified.

          "Consolidated" means the resultant consolidation of the financial statements of Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.14 hereof.

          "Consolidated Capital Expenditures" means, for any period of Borrower, the amount of capital expenditures of Borrower (specifically including any software development costs that are capitalized), as determined on a Consolidated basis and in accordance with GAAP.

          "Consolidated Depreciation and Amortization Charges" means, for any period of Borrower, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

          "Consolidated EBITDA" means, for any period of Borrower, as determined on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) Consolidated Interest Expense, (b) Consolidated Income Tax Expense and (c) Consolidated Depreciation and Amortization Charges.

          "Consolidated Fixed Charges" means, for any period of Borrower, as determined on a Consolidated basis and in accordance with GAAP, the aggregate, without duplication, of (a) Consolidated Interest Expense (including, without limitation, the "imputed interest" portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, if any), (b) Consolidated Income Tax Expense, (c) scheduled principal payments on Consolidated Funded Indebtedness (other than optional prepayments of the Revolving Loans), and (d) Consolidated Capital Expenditures.

          "Consolidated Funded Indebtedness" means, at any date, all Indebtedness (including, but not limited to, current, long-term and Subordinated Indebtedness, if any) of Borrower, as determined on a Consolidated basis and in accordance with GAAP.

          "Consolidated Income Tax Expense" means, for any period of Borrower, all provisions for taxes based on the gross or net income of Borrower (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of Borrower, as determined on a Consolidated basis and in accordance with GAAP.

          "Consolidated Interest Expense" means, for any period of Borrower, the interest expense of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

          "Consolidated Net Earnings" means, for any period of Borrower, the net income (loss) of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

          "Consolidated Net Worth" means, at any date, the stockholders' equity of Borrower, determined as of such date on a Consolidated basis and in accordance with GAAP.

          "Control Agreement" means each Deposit Account Control Agreement among a Credit Party, Lender and a depository institution, dated on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

          "Controlled Group" means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

          "Credit Event" means the making of a Loan, the conversion of a Base Rate Loan to a Eurodollar Loan, or the continuation of a Eurodollar Loan after the end of the applicable Interest Period.

          "Credit Party" means Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment.

          "Default" means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by Lender in writing.

          "Default Rate" means (a) with respect to any Loan or other Obligation, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Base Rate from time to time in effect.

          "Deposit Account" means (a) a deposit account, as defined in the U.C.C., (b) any other deposit account, and (c) any demand, time, savings, checking, passbook or similar account maintained with a bank, savings and loan association, credit union or similar organization.

          "Derived Eurodollar Rate" means a rate per annum equal to the sum of the the Eurodollar Rate plus one hundred seventy-five (175) basis points.

          "Dollar" or the $ sign means lawful money of the United States of America.

          "Domestic Subsidiary" means a Subsidiary that is not a Foreign Subsidiary.

          "Dormant Subsidiary" means a Company that (a) is not a Credit Party, (b) has aggregate assets of less than Fifty Thousand Dollars ($50,000), and (c) has no direct or indirect Subsidiaries with aggregate assets for all such Subsidiaries of more than Fifty Thousand Dollars ($50,000).

          "Environmental Laws" means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.

          "Equipment" means all equipment, as defined in the U.C.C.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

          "ERISA Event" means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt "prohibited transaction" (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any "cash or deferred arrangement" under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

          "ERISA Plan" means an "employee benefit plan" (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

          "Eurocurrency Liabilities" shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurodollar" means a Dollar denominated deposit in a bank or branch outside of the United States.

          "Eurodollar Loan" means a Revolving Loan described in Section 2.2 hereof, or a portion of a Term Loan described in Section 2.3 hereof, that shall be denominated in Dollars and on which Borrower shall pay interest at a rate based upon the Derived Eurodollar Rate.

          "Eurodollar Rate" means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained by dividing (a) the rate of interest, determined by Lender in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters or Bloomberg (or, if for any reason such rate is unavailable from Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters or Bloomberg) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Lender (or an affiliate of Lender, in Lender's discretion) by prime banks in any Eurodollar market reasonably selected by Lender, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan; by (b) 1.00 minus the Reserve Percentage.

          "Event of Default" means an event or condition that shall constitute an event of default as defined in Article VIII hereof.

          "Excluded Taxes" means, in the case of Lender, taxes imposed on or measured by its overall net income or branch profits, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which Lender is organized or in which its principal office is located.

          "Federal Funds Effective Rate" means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the Closing Date.

          "Financial Officer" means any of the following officers: chief executive officer, president, chief financial officer or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Borrower.

          "Fixed Charge Coverage Ratio" means, as determined for the most recently completed four fiscal quarters of Borrower, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated EBITDA to (b) Consolidated Fixed Charges.

          "Foreign Subsidiary" means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

          "GAAP" means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of Borrower.

          "General Intangibles" means all (a) general intangibles, as defined in the U.C.C.; and (b) choses in action, causes of action, intellectual property, customer lists, corporate or other business records, inventions, designs, patents, patent applications, service marks, registrations, trade names, trademarks, copyrights, licenses, goodwill, computer software, rights to indemnification and tax refunds.

          "Governmental Authority" means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions.

          "Guarantor" means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

          "Guarantor of Payment" means each of the Companies set forth on Schedule 1 hereto, that are each executing and delivering a Guaranty of Payment on the Closing Date, or any other Person that shall deliver a Guaranty of Payment to Lender subsequent to the Closing Date.

          "Guaranty of Payment" means each Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

          "Hedge Agreement" means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.

          "Indebtedness" means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker's acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement,

  (f) all synthetic leases, (g) all Capitalized Lease Obligations, (h) all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) hereof.

          "Intellectual Property Security Agreement" means an Intellectual Property Security Agreement executed and delivered on or after the Closing Date by Borrower or a Guarantor of Payment, wherein Borrower or such Guarantor of Payment, as the case may be, has granted to Lender a security interest in all intellectual property owned by Borrower or such Guarantor of Payment, as the same may from time to time be amended, restated or otherwise modified.

          "Interest Adjustment Date" means the last day of each Interest Period.

          "Interest Period" means, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof, and, thereafter (unless such Eurodollar Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof. The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, or three months, in each case as Borrower may select upon notice, as set forth in Section 2.6 hereof; provided that if Borrower shall fail to so select the duration of any Interest Period for a Eurodollar Loan at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.

          "Inventory" means all inventory, as defined in the U.C.C.

          "Investment Property" means all investment property, as defined in the U.C.C., unless the Uniform Commercial Code as in effect in another jurisdiction would govern the perfection and priority of a security interest in investment property, and, in such case, "investment property" shall be defined in accordance with the law of that jurisdiction as in effect from time to time.

          "ITU Application" means a trademark application filed with the United States Patent and Trademark Office in Washington D.C pursuant to 15 U.S.C. § 1051(b).

          "Landlord's Waiver" means a landlord's waiver or mortgagee's waiver, each in form and substance satisfactory to Lender, delivered by a Company in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

          "Lender" means that term as defined in the first paragraph hereof.

          "Leverage Ratio" means, as determined on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Funded Indebtedness (for the most recently completed fiscal quarter of Borrower) to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of Borrower).

          "Lien" means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, leasing (other than operating leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

          "Loan" means a Revolving Loan or the Term Loan granted to Borrower in accordance with Section 2.2 or 2.3 hereof.

          "Loan Documents" means, collectively, this Agreement, each Note, each Guaranty of Payment, and each Security Document, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

          "Mandatory Prepayment" means that term as defined in Section 2.11(b) hereof.

          "Material Adverse Effect" means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of any Company, (b) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Companies taken as a whole, (c) the rights and remedies of Lender under any Loan Document, (d) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party, or (e) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

          "Material Indebtedness Agreement" means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies equal to or in excess of the amount of One Hundred Fifty Thousand Dollars ($150,000).

          "Material Recovery Determination Notice" means that term as defined in Section 2.11(b)(ii) hereof.

          "Material Recovery Event" means (a) any casualty loss in respect of assets of a Company covered by casualty insurance, and (b) any compulsory transfer or taking under threat of compulsory transfer of any asset of a Company by any Governmental Authority; provided that, in the case of either (a) or (b), the proceeds received by the Companies from such loss, transfer or taking exceeds One Hundred Fifty Thousand Dollars ($150,000).

          "Maximum Rate" means that term as defined in Section 2.4(d) hereof.

          "Maximum Revolving Amount" means Ten Million Dollars ($10,000,000), as such amount may be reduced pursuant to Section 2.9(b) hereof.

          "Moody's" means Moody's Investors Service, Inc., and any successor to such company.

          "Multiemployer Plan" means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

          "Non-Credit Party" means a Company that is not a Credit Party.

          "Non-Credit Party Exposure" means the aggregate amount, incurred on or after the Closing Date, of loans by a Credit Party to, investments by a Credit Party in, and guaranties by a Credit Party of Indebtedness of, a Foreign Subsidiary that is a Non-Credit Party.

          "Note" means the Revolving Credit Note and the Term Note, or any other promissory note delivered pursuant to this Agreement.

          "Notice of Loan" means a Notice of Loan in the form of the attached Exhibit C.

          "Obligations" means, collectively, (a) all Indebtedness and other obligations incurred by Borrower to Lender pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans; (b) each extension, renewal or refinancing of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees payable hereunder; (d) all obligations and liabilities of any Company now existing or hereafter incurred under, arising out of, or in connection with any Hedge Agreement with Lender (or an affiliate of Lender); (e) every other liability, now or hereafter owing to Lender or any affiliate of Lender by any Company, and includes, without limitation, every liability, whether owing by only Borrower or by Borrower with one or more others in a several, joint or joint and several capacity, whether owing absolutely or contingently, whether created by note, overdraft, guaranty of payment or other contract or by quasi-contract, tort, statute or other operation of law, whether incurred directly to Lender (or such affiliate) or acquired by Lender (or such affiliate) by purchase, pledge or otherwise and whether participated to or from Lender (or such affiliate) in whole or in part; and (f) all Related Expenses.

          "Organizational Documents" means, with respect to any Person (other than an individual), such Person's Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

          "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

          "PBGC" means the Pension Benefit Guaranty Corporation, and its successor.

          "Pension Plan" means an ERISA Plan that is a "pension plan" (within the meaning of ERISA Section 3(2)).

          "Permitted Foreign Subsidiary Loans and Investments" means:

            (a)   the investments by Borrower or a Domestic Subsidiary in a Foreign Subsidiary, existing as of the Closing Date and set forth on Schedule 5.11 to the Closing Officer's Certificate;

            (b)   the loans by Borrower or a Domestic Subsidiary to a Foreign Subsidiary, in such amounts existing as of the Closing Date and set forth on Schedule 5.11 to the Closing Officer's Certificate;

            (c)   any investment by a Foreign Subsidiary in, or loan from a Foreign Subsidiary to, or guaranty from a Foreign Subsidiary of Indebtedness of, Borrower, a Domestic Subsidiary or any other Company; and

            (d)   any Non-Credit Party Exposure (incurred after the Closing Date) with respect to a Foreign Subsidiary, not otherwise permitted under this definition, so long as the Non-Credit Party Exposure of all Credit Parties to all Foreign Subsidiaries does not exceed the aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000).

          "Person" means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

          "Pledge Agreement" means each of the Pledge Agreements, relating to the Pledged Securities, executed and delivered to Lender by Borrower or a Guarantor of Payment, as applicable, with respect to the Pledged Securities, on or after the Closing Date, as any of the foregoing may from time to time be amended, restated or otherwise modified.

          "Pledged Notes" means the promissory notes payable to Borrower, as described on Schedule 3 hereto, and any additional or future promissory notes that may hereafter from time to time be payable to Borrower.

          "Pledged Securities" means all of the shares of capital stock or other equity interest of a Subsidiary of Borrower, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledged Securities shall only include up to sixty-five percent (65%) of the shares of voting capital stock or other voting equity interest of any first-tier Foreign Subsidiary and shall not include any Foreign Subsidiary other than a first-tier Foreign Subsidiary. (Schedule 2 hereto lists, as of the Closing Date, all of the Pledged Securities.)

          "Prime Rate" means the interest rate established from time to time by Lender as Lender's prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Lender for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

          "Proceeds" means (a) proceeds, as defined in the U.C.C., and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash. Cash proceeds include, without limitation, moneys, checks and Deposit Accounts. Proceeds include, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in this Agreement, the right of Lender to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of Lender to a Company's sale, exchange, collection, or other disposition of any or all of the Collateral.

          "Regularly Scheduled Payment Date" means the first day of each calendar month.

          "Related Expenses" means any and all reasonable costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, attorneys' fees, legal expenses, judgments, suits and disbursements) (a) incurred by, imposed upon or asserted against, Lender in any attempt by Lender to (i) enforce this Agreement or any other Loan Document or obtain, preserve, perfect or enforce any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

          "Related Writing" means each Loan Document, and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to Lender pursuant to or otherwise in connection with this Agreement.

          "Reportable Event" means any of the events described in Section 4043 of ERISA except where notice is waived by the PBGC.

          "Requirement of Law" means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.

          "Reserve Percentage" means for any day that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

          "Restricted Payment" means, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, or (c) any amount paid by such Company in respect of any management, consulting or other similar arrangement with any equity holder (other than a Company) of a Company or Affiliate in excess of the aggregate amount of One Hundred Thousand Dollars ($100,000) in any fiscal year.

          "Revolving Credit Commitment" means the obligation hereunder of Lender, during the Commitment Period, to make Revolving Loans up to the Maximum Revolving Amount.

          "Revolving Credit Exposure" means, at any time, the sum of the aggregate principal amount of all Revolving Loans outstanding.

          "Revolving Credit Note" means the Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.5(a) hereof.

          "Revolving Loan" means a Loan made to Borrower by Lender in accordance with Section 2.2 hereof.

          "SEC" means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

          "Security Agreement" means each Security Agreement executed and delivered to Lender by a Guarantor of Payment, dated as of the Closing Date, and any other Security Agreement executed after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

          "Security Documents" means each Security Agreement, each Pledge Agreement, each Intellectual Property Security Agreement, each Landlord's Waiver, each Consignee's Agreement, each Control Agreement, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States of America filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company to Lender, as security for the Obligations, or any part thereof, and each other agreement executed in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

          "Standard & Poor's" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., and any successor to such company.

          "Subordinated" means, as applied to Indebtedness, Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Lender) in favor of the prior payment in full of the Obligations.

          "Subsidiary" means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by Borrower or by one or more other subsidiaries of Borrower or by Borrower and one or more subsidiaries of Borrower, (b) a partnership, limited liability company or unlimited liability company of which Borrower, one or more other subsidiaries of Borrower or Borrower and one or more subsidiaries of Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which Borrower, one or more other subsidiaries of Borrower or Borrower and one or more subsidiaries of Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.

          "Taxes" means any and all present or future taxes of any kind, including but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.

          "Term Loan" means the Loan granted to Borrower by Lender pursuant to the Term Loan Commitment, in accordance with Section 2.3 hereof.

          "Term Loan Commitment" means the obligation hereunder of Lender to make a Term Loan in the original principal amount of Five Million Dollars ($5,000,000).

          "Term Note" means the Term Note, in the form of the attached Exhibit B, executed and delivered pursuant to Section 2.5(b) hereof.

          "Total Commitment Amount" means the principal amount of Fifteen Million Dollars ($15,000,000), or such lesser amount as shall be determined pursuant to Section 2.9(b) hereof.

          "Trademark Act" means the U.S Trademark Act of 1946, as amended.

          "U.C.C." means the Uniform Commercial Code, as in effect from time to time in the State of Ohio.

          "U.C.C. Financing Statement" means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

          "Voting Power" means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

          "Welfare Plan" means an ERISA Plan that is a "welfare plan" within the meaning of ERISA Section 3(l).

        Section 1.2.    Accounting Terms.    Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

        Section 1.3.    Terms Generally.    The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms. Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.

ARTICLE II.    AMOUNT AND TERMS OF CREDIT

        Section 2.1.    Amount and Nature of Credit.    Subject to the terms and conditions of this Agreement, Lender shall make Loans to Borrower, in such aggregate amount as Borrower shall request pursuant to the Commitment; provided that in no event shall the aggregate principal amount of all Loans at any time outstanding under this Agreement be in excess of the Total Commitment Amount. The Loans may be made as Revolving Loans as described in Section 2.2 hereof, and as the Term Loan as described in Section 2.3 hereof.

        Section 2.2.    Revolving Credit.    Subject to the terms and conditions of this Agreement, during the Commitment Period, Lender shall make a Revolving Loan or Revolving Loans to Borrower in such amount or amounts as Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment. Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans and Eurodollar Loans. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.2 to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.

        Section 2.3.    Term Loan.    Subject to the terms and conditions of this Agreement, Lender shall make the Term Loan to Borrower on the Closing Date, in the amount of the Term Loan Commitment. The Term Loan shall be payable in fifty-nine (59) consecutive monthly installments of Eighty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($83,333.33) for each month, commencing March 1, 2008, and continuing on each Regularly Scheduled Payment Date thereafter, with the balance thereof payable in full on January 30, 2013. Borrower shall notify Lender, in accordance with the notice provisions of Section 2.6 hereof, whether the Term Loan will be a Base Rate Loan and (or) one or more Eurodollar Loans. The Term Loan may be any combination of a Base Rate Loan and one or more Eurodollar Loans.

        Section 2.4.    Interest.

        (a)    Revolving Loans.

          (i)    Base Rate Loan.    Borrower shall pay interest on the unpaid principal amount of a Revolving Loan that is a Base Rate Loan outstanding from time to time from the date thereof until paid at the Base Rate from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing March 1, 2008, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

          (ii)    Eurodollar Loans.    Borrower shall pay interest on the unpaid principal amount of each Revolving Loan that is a Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto, at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).

        (b)    Term Loan.

          (i)    Base Rate Loan.    With respect to any portion of the Term Loan that is a Base Rate Loan, Borrower shall pay interest on the unpaid principal amount thereof outstanding from time to time from the date thereof until paid, commencing March 1, 2008, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof, at the Base Rate from time to time in effect.

          (ii)    Eurodollar Loans.    With respect to any portion of the Term Loan that is a Eurodollar Loan, Borrower shall pay interest on the unpaid principal amount of such Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto, at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).

        (c)    Default Rate.    Anything herein to the contrary notwithstanding, if an Event of Default shall occur, (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, and (ii) in the case of any other amount not paid when due from any Credit Party hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate.

        (d)    Limitation on Interest.    In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the "Maximum Rate"). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

        Section 2.5.    Evidence of Indebtedness.

        (a)    Revolving Loans.    The obligation of Borrower to repay the Revolving Loans and to pay interest thereon shall be evidenced by a Revolving Credit Note of Borrower.

        (b)    Term Loan.    The obligation of Borrower to repay the Term Loan and to pay interest thereon shall be evidenced by a Term Note of Borrower.

        Section 2.6.    Notice of Credit Event; Funding of Loans.

        (a)    Notice of Credit Event.    Borrower, through an Authorized Officer, shall provide to Lender a Notice of Loan prior to (i) 11:00 A.M. (Eastern time) on the proposed date of borrowing or conversion of any Base Rate Loan, and (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing, conversion or continuation of any Eurodollar Loan.

        (b)    Conversion of Loans.    At the request of Borrower to Lender, subject to the notice and other provisions of this Section 2.6, Lender shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto.

        (c)    Minimum Amount.    Each request for:

            (i)  a Base Rate Loan shall be in an amount of not less than One Hundred Thousand Dollars ($100,000); and

           (ii)  a Eurodollar Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000), increased by increments of One Hundred Thousand Dollars ($100,000).

        (d)    Interest Periods.    Borrower shall not request that Eurodollar Loans be outstanding for more than six different Interest Periods at the same time.

        Section 2.7.    Payment on Loans and Other Obligations.

        (a)    Payments Generally.    Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

        (b)    Payments to Lender.    All payments of principal, interest and commitment and other fees shall be made to Lender in Dollars in immediately available funds. Lender shall record (i) any principal, interest or other payment, and (ii) the principal amounts of Base Rate Loans and Eurodollar Loans and all prepayments thereof and the applicable dates, including Interest Periods, with respect thereto, by such method as Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrower under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans set forth on the records of Lender shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to Lender.

        (c)    Timing of Payments.    Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

        Section 2.8.    Prepayment.

        (a)    Right to Prepay.    Borrower shall have the right at any time and from time to time to prepay all or any part of the principal amount of the Loans then outstanding as designated by Borrower. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Base Rate Loans shall be without any premium or penalty, other than any prepayment fees, penalties or other charges that may be contained in any Hedge Agreement between Borrower and Lender (or an affiliate of Lender). Each prepayment of the Term Loan shall be applied to the principal installments thereof in the inverse order of their respective maturities.

        (b)    Notice of Prepayment.    Borrower shall give Lender notice of prepayment of a Base Rate Loan by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made and written notice of the prepayment of any Eurodollar Loan not later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made.

        (c)    Minimum Amount.    Each prepayment of a Eurodollar Loan shall be in the principal amount of the lesser of Five Hundred Thousand Dollars ($500,000), or the principal amount of such Loan, except in the case of a mandatory payment pursuant to Section 2.11 or Article III hereof.

        Section 2.9.    Commitment and Other Fees; Reduction of Commitment.

        (a)    Commitment Fee.    Borrower shall pay to Lender, as a consideration for the Revolving Credit Commitment, a commitment fee from the Closing Date to and including the last day of the Commitment Period, payable monthly, at a rate per annum equal to (i) one-fourth percent (1/4%), multiplied by (ii) (A) the average daily Maximum Revolving Amount in effect during such month, minus (B) the average daily Revolving Credit Exposure during such month. The commitment fee shall be payable in arrears, on March 1, 2008 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

        (b)    Optional Reduction of Revolving Credit Commitment.    Borrower may at any time and from time to time, permanently reduce in whole or in part the Maximum Revolving Amount to an amount not less than the Revolving Credit Exposure, by giving Lender not fewer than five Business Days' (or thirty (30) days if the Total Commitment Amount is to be terminated in its entirety) written notice of such reduction, provided that any such partial reduction shall be in an amount of not less than One Million Dollars ($1,000,000), increased in increments of One Hundred Thousand Dollars ($100,000). After each such partial reduction, the commitment fees payable hereunder shall be calculated upon the Maximum Revolving Amount as so reduced. If Borrower reduces in whole the Maximum Revolving Amount, on the effective date of such reduction (Borrower having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any) and commitment and other fees accrued and unpaid with respect thereto), all of the Notes shall be marked "Canceled" and delivered to Borrower. Any partial reduction in the Maximum Revolving Amount shall be effective during the remainder of the Commitment Period.

        (c)    Authorization to Debit Account.    Borrower hereby agrees that Lender has the right to debit from any deposit account of Borrower, amounts owing to Lender by Borrower under this Agreement and the Loan Documents for payment of fees and expenses incurred in connection therewith.

        Section 2.10.    Computation of Interest and Fees.    Interest on Loans, Related Expenses, and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed.

        Section 2.11.    Mandatory Payments.

        (a)    Revolving Credit Exposure.    If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, Borrower shall, as promptly as practicable, but in no event later than within two Business Days, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.

        (b)    Mandatory Prepayments.    Borrower shall, until the Term Loan is paid in full, make Mandatory Prepayments (each a "Mandatory Prepayment") in accordance with the following provisions:

          (i)    Sale of Assets.    Upon the sale or other disposition of any assets by Borrower or a Domestic Subsidiary (permitted pursuant to Section 5.12 hereof) to any Person other than in the ordinary course of business, and to the extent the net cash proceeds of such sale or other disposition are in excess of Two Hundred Fifty Thousand Dollars ($250,000) during any fiscal year of Borrower and are not to be reinvested in fixed assets or other similar assets within one hundred eighty (180) days of such sale or other disposition, Borrower shall make a Mandatory Prepayment, on the date of such sale or other disposition, in an amount equal to one hundred percent (100%) of the proceeds of such disposition net of amounts required to pay taxes and reasonable costs applicable to the disposition.

          (ii)    Material Recovery Event.    Within ten (10) days after the occurrence of a Material Recovery Event, Borrower shall furnish to Lender written notice thereof. Within sixty (60) days after such Material Recovery Event, Borrower shall notify Lender of Borrower's determination as to whether or not to replace, rebuild or restore the affected property (a "Material Recovery Determination Notice"). If Borrower decides not to replace, rebuild or restore such property or if Borrower has not delivered the Material Recovery Determination Notice within sixty (60) days after such Material Recovery Event, then the proceeds of insurance paid in connection with such Material Recovery Event shall be paid as a Mandatory Prepayment. If Borrower decides to replace, rebuild or restore such property, then any such replacement, rebuilding or restoration must be (A) commenced within six months of the date of the Material Recovery Event, and (B) substantially completed within twelve (12) months of such commencement date, or if such substantial completion cannot be achieved within twelve (12) months after such commencement date, then substantially completed with diligence in such period of time as reasonably determined by Borrower and approved by Lender, but not exceeding an additional twelve (12) months without the written consent of Lender; with such net proceeds and other funds available to the appropriate Companies. Any amounts of such insurance proceeds not applied to the costs of replacement or restoration shall be applied as a Mandatory Prepayment.

        (c)    Application of Mandatory Payments.    Each Mandatory Prepayment required to be made pursuant to Section 2.11(b) hereof shall be applied to the Term Loan (to the payments of principal in the inverse order of maturities), with such payment first to be applied to the outstanding Base Rate Loans and then to the outstanding Eurodollar Loans. Each other payment pursuant to this Section 2.11, unless otherwise designated by Borrower, shall be applied in the following order (i) first, to outstanding Base Rate Loans, and (ii) second, to outstanding Eurodollar Loans. If the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.6(c) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment. Any prepayment of a Eurodollar Loan pursuant to this Section 2.11 shall be subject to the prepayment provisions set forth in Article III hereof.

ARTICLE III.    ADDITIONAL PROVISIONS RELATING TO
EURODOLLAR LOANS; INCREASED CAPITAL; TAXES

        Section 3.1.    Requirements of Law.

        (a)   If, after the Closing Date (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

          (A)  shall subject Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

          (B)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Lender that is not otherwise included in the determination of the Eurodollar Rate; or

          (C)  shall impose on Lender any other condition;

and the result of any of the foregoing is to increase the cost to Lender of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall pay to Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate Lender for such increased cost or reduced amount receivable. If Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), Lender shall promptly notify Borrower of the event by reason of which it has become so entitled.

        (b)   If Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by a Governmental Authority or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on Lender's or such corporation's capital as a consequence of its obligations hereunder, to a level below that which Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of Lender or such corporation with respect to capital adequacy), then from time to time, upon submission by Lender to Borrower of a written request therefor (which shall include the method for calculating such amount), Borrower shall promptly pay or cause to be paid to Lender such additional amount or amounts as will compensate Lender for such reduction.

        (c)   A certificate as to any additional amounts payable pursuant to this Section 3.1 and evidence of the determination and calculation of such additional amounts by Lender submitted by Lender to Borrower shall be conclusive absent manifest error. In determining and calculating any such additional amounts, Lender may use any method of averaging and attribution that it (in its reasonable discretion) shall deem applicable. The obligations of Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        Section 3.2.    Taxes.

        (a)   All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes. If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.

        (b)   Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities. As promptly as possible thereafter, Borrower shall send to Lender a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to Lender. If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to Lender the required receipts or other required documentary evidence, such Credit Party and Borrower shall indemnify Lender on demand for any incremental taxes, interest or penalties that may become payable by Lender as a result of any such failure.

        (c)   The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

        Section 3.3.    Funding Losses.    Borrower agrees to indemnify Lender, promptly after receipt of a written request therefor, and to hold Lender harmless from, any loss or expense that Lender may sustain or incur as a consequence of (a) any uncured Default by Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) any uncured Default by Borrower in making any prepayment of or conversion from Eurodollar Loans after Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto or (d) any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto, but only to the extent not arising as a result of Lender's gross negligence or willful misconduct. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by Lender) that would have accrued to Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market that Lender reasonably selects in transactions substantially similar to the Loans, along with any administration fee charged by Lender. A certificate as to any amounts payable pursuant to this Section 3.3 and evidence of the determination and calculation of such additional amounts by Lender submitted to Borrower by Lender shall be conclusive absent manifest error. The obligations of Borrower pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        Section 3.4.    Eurodollar Rate Lending Unlawful; Inability to Determine Rate.

        (a)   If Lender shall reasonably determine (which determination shall, upon notice thereof to Borrower, be conclusive and binding on Borrower) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan, the obligations of Lender to make, continue or convert any such Eurodollar Loan shall, upon such determination, be suspended until Lender shall notify Borrower that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans payable to Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

        (b)   If Lender reasonably determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to Lender of funding such Loan, Lender will promptly so notify Borrower. Thereafter, the obligation of Lender to make or maintain such Eurodollar Loan shall be suspended until Lender revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

        Section 3.5.    Funding.    Lender may, but shall not be required to, make Eurodollar Loans hereunder with funds obtained outside the United States.

ARTICLE IV.    CONDITIONS PRECEDENT

        Section 4.1.    Conditions to Each Credit Event.    The obligation of Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

          (a)   all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;

          (b)   Borrower shall have submitted a Notice of Loan and otherwise complied with Section 2.6 hereof;

          (c)   no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

          (d)   each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by Borrower for a Credit Event shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.

        Section 4.2.    Conditions to the First Credit Event.    Borrower shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of Lender to participate in the first Credit

Event is subject to Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:

          (a)    Notes.    Borrower shall have executed and delivered to Lender the Revolving Credit Note and the Term Note.

          (b)    Subsidiary Documents.    Each Guarantor of Payment shall have executed and delivered to Lender (i) a Guaranty of Payment, in form and substance reasonably satisfactory to Lender, and (ii) a Security Agreement and such other documents or instruments, as may be reasonably required by Lender to create or perfect the Liens of Lender in the assets of such Guarantor of Payment, all to be in form and substance reasonably satisfactory to Lender.

          (c)    Pledge Agreements.    Borrower and each Guarantor of Payment that has a Subsidiary shall have (i) executed and delivered to Lender, a Pledge Agreement, in form and substance reasonably satisfactory to Lender, with respect to the Pledged Securities, (ii) executed and delivered to Lender, appropriate transfer powers for each of the Pledged Securities, (iii) delivered to Lender, the Pledged Securities, and (iv) any other documentation reasonably required by Lender regarding the perfection of such Pledged Securities.

          (d)    Intellectual Property Security Agreements.    Each Credit Party that owns federally registered intellectual property shall have executed and delivered to Lender an Intellectual Property Security Agreement, in form and substance reasonably satisfactory to Lender.

          (e)    Landlord's Waiver.    Borrower shall have delivered a landlord's waiver, each in form and substance reasonably satisfactory to Lender, for each location of a Company where any of the Collateral is located.

          (f)    Financing Statements and Lien Searches.    With respect to the property owned or leased by each Credit Party and any other property securing the Obligations, Borrower shall have caused to be delivered to Lender (i) the results of Uniform Commercial Code lien searches, reasonably satisfactory to Lender; (ii) the results of federal and state tax lien and judicial lien searches, reasonably satisfactory to Lender; and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

          (g)    Officer's Certificate, Resolutions, Organizational Documents.    Each Credit Party shall have delivered to Lender an officer's certificate (or comparable domestic or foreign documents) certifying the names of the officers of such Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party.

          (h)    Good Standing and Full Force and Effect Certificates.    Borrower shall have delivered to Lender a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed or qualified as a foreign entity.

          (i)    Legal Opinion.    Borrower shall have delivered to Lender an opinion of counsel for Borrower and each other Credit Party, in form and substance satisfactory to Lender.

          (j)    Insurance Certificate.    Borrower shall have delivered to Lender evidence of insurance on ACORDS 25 and 27 forms, or 28 form, and otherwise reasonably satisfactory to Lender, of adequate personal property and liability insurance of each Company, with Lender listed as loss payee and additional insured.

          (k)    Legal Fees and Expenses.    Borrower shall have paid to Lender on the Closing Date all reasonable costs and expenses of Lender, including but not limited to, all reasonable legal fees and expenses of Lender in connection with the preparation and negotiation of the Loan Documents.

          (l)    Closing Certificate.    Borrower shall have delivered to Lender an officer's certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists nor immediately after the first Credit Event will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.

          (m)    Letter of Direction.    Borrower shall have delivered to Lender a letter of direction authorizing Lender to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent.

          (n)    No Material Adverse Effect.    No Material Adverse Effect, in the opinion of Lender, shall have occurred in the financial condition, operations or prospects of the Companies since September 30, 2007.

          (o)    Miscellaneous.    Borrower shall have provided to Lender such other items and shall have satisfied such other conditions as may be reasonably required by Lender.

        Section 4.3.    Post-Closing Conditions.    On or before each of the dates specified in this Section 4.3, Borrower shall satisfy each of the items specified in the subsections below:

          (a)    Consignee's Agreement.    No later than ten (10) days after the Closing Date, Borrower shall have delivered a Consignee's Agreement, in form and substance reasonably satisfactory to Lender, for each location where a Credit Party maintains any Collateral with a consignee, together with filed U.C.C. Financing Statements.

          (b)    Control Agreements.    No later than thirty (30) days after the Closing Date, Borrower shall have delivered a Control Agreement, in form and substance reasonably satisfactory to Lender, for each Deposit Account of Borrower or a Guarantor of Payment held at a depository bank other than Lender.

ARTICLE V.    COVENANTS

        Section 5.1.    Insurance.    Each Company shall at all times maintain insurance upon its Inventory, Equipment and other personal and real property in such form, written by such companies, in such amounts, for such periods, and against such risks as may be reasonably acceptable to Lender, with provisions reasonably satisfactory to Lender for payment of all losses thereunder to Lender and such Company as their interests may appear (loss payable endorsement in favor of Lender), and, if required by Lender, Borrower shall deposit the policies with Lender. Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to Lender. Any sums received by Lender in payment of insurance losses, returns, or unearned premiums under the policies shall be applied as set forth in Section 2.11(b) and (c) hereof. Lender is hereby authorized to act as attorney-in-fact for the Companies, after the occurrence and during the continuation of an Event of Default, in obtaining, adjusting, settling and canceling such insurance and indorsing any drafts. In the event of failure to provide such insurance as herein provided, Lender may, at its option, provide such insurance and Borrower shall pay to Lender, upon demand, the cost thereof. Should Borrower fail to pay such sum to Lender upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within ten (10) days of Lender's written request, Borrower shall furnish to Lender such information about the insurance of the Companies as Lender may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to Lender and certified by a Financial Officer.

        Section 5.2.    Money Obligations.    Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.

        Section 5.3.    Financial Statements and Information.

        (a)    Quarterly Financials.    Borrower shall deliver to Lender, within forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of Borrower, balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders' equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail reasonably satisfactory to Lender and certified by a Financial Officer.

        (b)    Annual Audit Report.    Borrower shall deliver to Lender, within ninety (90) days after the end of each fiscal year of Borrower, an annual audit report of the Companies for that year prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and detail reasonably satisfactory to Lender and certified by an unqualified opinion of an independent public accountant reasonably satisfactory to Lender, which report shall include balance sheets and statements of income (loss), stockholders' equity and cash-flow for that period.

        (c)    Compliance Certificate.    Borrower shall deliver to Lender, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

        (d)    Annual Projections.    Borrower shall deliver to Lender, within thirty (30) days after the end of each fiscal year of Borrower, an annual financial projection for the current fiscal year, to be in a form reasonably acceptable to Lender.

        (e)    Financial Information of Companies.    Borrower shall deliver to Lender, within ten days of the written request of Lender, such other information about the financial condition, properties and operations of any Company as Lender may from time to time reasonably request, which information shall be submitted in form and detail reasonably satisfactory to Lender and certified by a Financial Officer of the Company or Companies in question.

        Section 5.4.    Financial Records.    Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) permit Lender to examine such Company's books and records and to make excerpts therefrom and transcripts thereof.

        Section 5.5.    Franchises; Change in Business.

        (a)   Each Company (other than a Dormant Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.

        (b)   No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed and materially altered from the general nature of the business the Companies are engaged in on the Closing Date to the extent of having a Material Adverse Effect on the Companies.

        Section 5.6.    ERISA Pension and Benefit Plan Compliance.    No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrower shall furnish to Lender (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof, a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. Borrower shall promptly notify Lender of any material taxes assessed, proposed to be assessed or that Borrower has reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6, "material" means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth. As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide Lender with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. Borrower shall, at the request of Lender, deliver or cause to be delivered to Lender true and correct copies of any documents relating to the ERISA Plan of any Company.

        Section 5.7.    Financial Covenants.

        (a)    Leverage Ratio.    Borrower shall not suffer or permit at any time the Leverage Ratio to exceed 2.00 to 1.00.

        (b)    Fixed Charge Coverage Ratio.    Borrower shall not suffer or permit at any time the Fixed Charge Coverage Ratio to be less than 1.20 to 1.00.

        (c)    Minimum Cash Balance.    Borrower shall at all times maintain, in domestic deposit and investment accounts, unrestricted and unencumbered (except by the Lien of Lender) cash-on-hand and Cash Equivalents in an aggregate amount of no less than Five Million Dollars ($5,000,000); provided that all cash-on-hand and Cash Equivalents not held at Lender shall be subject to a Control Agreement in favor of Lender.

        Section 5.8.    Borrowing.    No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

          (a)   the Loans and any other Indebtedness to Lender or any affiliate of Lender;

          (b)   any loans granted to or Capitalized Lease Obligations entered into by any Company for the purchase or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Capitalized Lease Obligations for all Companies shall not exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding;

          (c)   the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 to the Closing Officer's Certificate (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date);

          (d)   loans to a Company from a Company so long as each such Company is a Credit Party;

          (e)   Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

          (f)    Permitted Foreign Subsidiary Loans and Investments; and

          (g)   other unsecured Indebtedness, in addition to the Indebtedness listed above, in an aggregate principal amount for all Companies not to exceed One Hundred Thousand Dollars ($100,000) at any time outstanding.

        Section 5.9.    Liens.    No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

          (a)   Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

          (b)   other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

          (c)   Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to Borrower or a Guarantor of Payment;

          (d)   any Lien securing Indebtedness incurred to Lender or any affiliate of Lender;

          (e)   the Liens existing on the Closing Date as set forth in Schedule 5.9 to the Closing Officer's Certificate and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby shall not be increased;

          (f)    purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired;

          (g)   easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company; or

          (h)   other Liens, in addition to the Liens listed above, securing amounts, not incurred in connection with the borrowing of money, in the aggregate for all Companies, not to exceed Fifty Thousand Dollars ($50,000) at any time.

No Company shall enter into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that would prohibit Lender from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.

        Section 5.10.    Regulations T, U and X.    No Company shall take any action that would result in any non-compliance of the Loans with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

        Section 5.11.    Investments, Loans and Guaranties.    No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:

            (i)  any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

           (ii)  any Cash Equivalent investments;

          (iii)  the holding of each of the Subsidiaries listed on Schedule 6.1 to the Closing Officer's Certificate, and the creation, acquisition and holding of any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held in accordance with the terms and conditions of this Agreement;

          (iv)  loans to, investments by and guaranties of the Indebtedness of, a Company from or by a Company so long as each such Company is a Credit Party;

           (v)  any advance or loan to an officer or employee of a Company as an advance on commissions, travel and other items in the ordinary course of business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of One Hundred Thousand Dollars ($100,000) at any time outstanding; and

          (vi)  any Permitted Foreign Subsidiary Loans and Investments, so long as no Default or Event of Default shall then exist or would result therefrom.

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment.

        Section 5.12.    Merger and Sale of Assets.    No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

          (a)   a Company (other than Borrower) may merge with (i) Borrower (provided that Borrower shall be the continuing or surviving Person) or (ii) any one or more Guarantors of Payment;

          (b)   a Company (other than Borrower) may sell, lease, transfer or otherwise dispose of any of its assets to (i) Borrower or (ii) any Guarantor of Payment;

          (c)   a Foreign Subsidiary other than a Credit Party may merge or amalgamate with or sell, lease, transfer or otherwise dispose of any of its assets to any other Foreign Subsidiary; and

          (d)   a Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful in such Company's business.

        Section 5.13.    Acquisitions.    No Company shall effect an Acquisition; provided, however, that a Credit Party may effect an Acquisition with the prior written consent of Lender, or so long as such Acquisition meets all of the following requirements:

          (a)   in the case of a merger, amalgamation or other combination including Borrower, Borrower shall be the surviving entity;

          (b)   in the case of a merger, amalgamation or other combination including a Credit Party (other than Borrower), a Credit Party shall be the surviving entity;

          (c)   the business to be acquired shall be similar to the general nature of the business the Companies, taken as a whole, are engaged in;

          (d)   no Default or Event of Default shall exist prior to or after giving effect to such Acquisition;

          (e)   Borrower shall have provided to Lender, at least twenty (20) days prior to such Acquisition (or, if the aggregate Consideration paid for such Acquisition is less than One Million Dollars ($1,000,000), within five (5) Business Days after the completion of such Acquisition), historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer of Borrower showing pro forma compliance with Section 5.7 hereof, both before and after the proposed Acquisition; and

          (f)    the aggregate amount of total Consideration paid for all Acquisitions for all Companies, during any fiscal year of Borrower, would not exceed Ten Million Dollars ($10,000,000).

        Section 5.14.    Notice.    Borrower shall cause a Financial Officer of Borrower to promptly notify Lender, in writing, whenever:

          (a)   a Default or Event of Default occurs hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing for any reason ceases in any material respect to be true and complete;

          (b)   Borrower learns of a litigation or proceeding against Borrower before a court, administrative agency or arbitrator that, if successful, would have a Material Adverse Effect;

          (c)   Borrower learns that there has occurred or begun to exist any event, condition or thing that has a Material Adverse Effect; or

          (d)   Borrower learns of any condition or event that Borrower determines has a Material Adverse Effect.

        Section 5.15.    Restricted Payments.    No Company shall make or commit itself to make any Restricted Payment at any time, except that, if no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall exist, the Companies may make Capital Distributions.

        Section 5.16.    Environmental Compliance.    Each Company shall comply in all respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Borrower shall furnish to Lender, promptly after receipt thereof, a copy of any notice such Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 5.16, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise. Borrower shall defend, indemnify and hold Lender harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including reasonable attorneys' fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law, but only to the extent not arising as a result of Lender's gross negligence or willful misconduct. Such indemnification shall survive any termination of this Agreement.

        Section 5.17.    Affiliate Transactions.    No Company shall, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party or a Foreign Subsidiary) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a non-Affiliate; provided that the foregoing shall not prohibit the payment of customary and reasonable directors' fees to directors who are not employees of a Company or an Affiliate.

        Section 5.18.    Use of Proceeds.    Borrower's use of the proceeds of the Loans shall be for working capital and other general corporate purposes of the Companies and for the financing of one or more Capital Distributions.

        Section 5.19.    Corporate Names and Locations of Collateral.    No Company shall change its corporate name or its state, province or other jurisdiction of organization, unless, in each case, such Company shall have provided Lender with at least thirty (30) days prior written notice thereof. Borrower shall also provide Lender thirty (30) days written notification after the occurrence of (a) any change in any location where any Company's Inventory or Equipment is maintained, and any new locations where any Company's Inventory or Equipment is to be maintained; (b) any change in the location of the office where any Company's records pertaining to its Accounts are kept; (c) the location of any new places of business and the changing or closing of any of its existing places of business; and (d) any change in the location of any Company's chief executive office. In the event of any of the foregoing or if otherwise deemed appropriate by Lender, Lender is hereby authorized to file new U.C.C. Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in Lender's sole discretion, to perfect or continue perfected Lender's security interest in the Collateral. Borrower shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements and security interests and shall promptly reimburse Lender therefor if Lender pays the same. Such amounts shall be Related Expenses hereunder.

        Section 5.20.    Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.

        (a)    Guaranties and Security Documents.    Each Domestic Subsidiary (that is not a Dormant Subsidiary) created, acquired or held subsequent to the Closing Date, shall immediately execute and deliver to Lender, a Guaranty of Payment of all of the Obligations and a Security Agreement and other Security Documents, as appropriate, such agreements to be in form and substance reasonably acceptable to Lender, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Lender.

        (b)    Pledge of Stock or Other Ownership Interest.    With respect to the creation or acquisition of a Domestic Subsidiary or first-tier Foreign Subsidiary of Borrower or a Domestic Subsidiary, Borrower shall deliver to Lender all of the share certificates (or other evidence of equity) owned by a Credit Party pursuant to the terms of a Pledge Agreement executed by the appropriate Credit Party; provided that no Company shall be required to pledge more than sixty-five percent (65%) of the outstanding voting shares or other voting ownership interest of any Foreign Subsidiary.

        (c)    Perfection or Registration of Interest in Foreign Shares.    With respect to any foreign shares pledged to Lender, on or after the Closing Date, Lender shall at all times, in the discretion of Lender, have the right to perfect, at Borrower's cost, payable upon request therefor (including, without limitation, any reasonable foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares in the respective foreign jurisdiction.

        Section 5.21.    Collateral.    Borrower shall:

          (a)   upon delivery of at least three (3) Business Days advance written notice to Borrower, at all reasonable times allow Lender by or through any of its officers, agents, employees, attorneys, or accountants to (i) examine, inspect, and make extracts from Borrower's books and other records, including, without limitation, the tax returns of Borrower; (ii) arrange for verification of Borrower's Accounts, under reasonable procedures, directly with Account Debtors or by other methods; and (iii) examine and inspect Borrower's Inventory and Equipment, wherever located;

          (b)   promptly furnish to Lender upon request (i) additional statements and information with respect to the Collateral, and all writings and information reasonably relating to or evidencing any of Borrower's Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as Lender may reasonably request;

          (c)   promptly notify Lender in writing promptly upon the creation by any Company of a Deposit Account not listed on Schedule 6.19 hereto and provide for the execution of a Control Agreement with respect thereto, if required by Lender;

          (d)   promptly notify Lender in writing whenever a material amount of the Inventory of any Company is located at a location of a third party (other than another Company) that is not listed on Schedule 6.9 to the Closing Officer's Certificate and use commercially reasonable efforts to cause to be executed any Consignee's Agreement, bailee's waiver, processor's waiver or similar document or notice that may be reasonably requested by Lender;

          (e)   promptly notify Lender in writing of any information that Borrower has or may receive with respect to the Collateral that might reasonably be determined to materially and adversely affect the value thereof or the rights of Lender with respect thereto;

          (f)    maintain Borrower's Equipment in good operating condition and repair, ordinary wear and tear excepted, making all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved;

          (g)   deliver to Lender, within ten (10) Business Days after the written request of Lender, all certificated Investment Property owned by a Credit Party, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Lender, or in the event such Investment Property is in the possession of a securities intermediary or credited to a securities account, execute with the related securities intermediary an investment property control agreement over such securities account in favor of Lender, in form and substance reasonably satisfactory to Lender; and

          (h)   upon request of Lender, promptly take such action and promptly make, execute and deliver all such additional and further items, deeds, assurances, instruments and any other writings as Lender may from time to time reasonably deem necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement or so as to completely vest in and ensure to Lender its rights hereunder and in or to the Collateral.

Borrower hereby authorizes Lender to file U.C.C. Financing Statements with respect to the Collateral. If certificates of title or applications for title are issued or outstanding with respect to any of the Inventory or Equipment of Borrower, Borrower shall, upon request of Lender, (i) execute and deliver to Lender a short form security agreement, as may be reasonably acceptable to Lender, and (ii) deliver such certificate or application to Lender and cause the interest of Lender to be properly noted thereon. Borrower hereby authorizes Lender or Lender's designated agent (but without obligation by Lender to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Default or Event of Default), and Borrower shall promptly repay, reimburse, and indemnify (but only to the extent any indemnification does not arise as a result of Lender's gross negligence or willful misconduct) Lender for any and all Related Expenses. If Borrower fails to keep and maintain its Equipment in good operating condition, ordinary wear and tear excepted, Lender may (but shall not be required to) so maintain or repair all or any part of Borrower's Equipment and the cost thereof shall be a Related Expense. All Related Expenses are payable to Lender upon demand therefor; Lender may, at its option, debit Related Expenses directly to any deposit account of a Company located at Lender or the Revolving Loans.

        Section 5.22.    Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral.     Borrower shall provide Lender with prompt written notice with respect to any real or personal property (other than Accounts, Inventory, Equipment, General Intangibles and other property acquired in the ordinary course of business) acquired by any Company subsequent to the Closing Date. In addition to any other right that Lender may have pursuant to this Agreement or otherwise, upon written request of Lender, whenever made, Borrower shall, and shall cause each Guarantor of Payment to, grant to Lender, as additional security for the Obligations, a first security interest in or Lien on any real or personal property of Borrower and each Guarantor of Payment (other than for leased equipment or equipment subject to a purchase money security interest in which the lessor or purchase money lender of such equipment holds a first priority security interest, in which case, Lender shall have the right to obtain a security interest junior only to such lessor or purchase money lender), including, without limitation, such property acquired subsequent to the Closing Date, in which Lender does not have a first priority Lien. Borrower agrees that, within ten (10) days after the date of such written request, to secure all of the Obligations by delivering to Lender security agreements, intellectual property security agreements, pledge agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as Lender may reasonably require. Borrower shall pay all recordation, legal and other expenses in connection therewith.

        Section 5.23.    Restrictive Agreements.    Except as set forth in this Agreement, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness, or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

        Section 5.24.    Amendment of Organizational Documents.    No Company shall amend its Organizational Documents without the prior written consent of Lender (which consent shall not be unreasonably withheld).

        Section 5.25.    Fiscal Year of Borrower.    Borrower shall not change the date of its fiscal year-end without the prior written consent of Lender (which consent shall not be unreasonably withheld). As of the Closing Date, the fiscal year end of Borrower is December 31 of each year.

        Section 5.26.    Further Assurances.    Borrower shall, promptly upon request by Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Lender may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

ARTICLE VI.    REPRESENTATIONS AND WARRANTIES

        The representations and warranties set forth in this Article VI hereof are been made by Borrower, on behalf of itself and each of its Subsidiaries, as applicable.

        Section 6.1.    Corporate Existence; Subsidiaries; Foreign Qualification.    Each Company is duly organized, validly existing, and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 to the Closing Officer's Certificate, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Schedule 6.1 to the Closing Officer's Certificate sets forth, as of the Closing Date, each Subsidiary of Borrower (and whether such Subsidiary is a Dormant Subsidiary) and each Person that is an owner of each Company's equity (other than Borrower), its state (or jurisdiction) of formation, its relationship to Borrower, including the percentage of each class of stock or other equity interest owned by a Company, the location of its chief executive office and its principal place of business. Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries (excluding directors' qualifying shares and, in the case of Foreign Subsidiaries, other nominal amounts of shares held by a Person other than a Company).

        Section 6.2.    Corporate Authority.    Borrower and each Domestic Subsidiary have the right and power and are duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which Borrower and each Domestic Subsidiary is a party have been duly authorized and approved by such Person's board of directors or other governing body, as applicable, and are the valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms. The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of Borrower or any Domestic Subsidiary under the provisions of, such Person's Organizational Documents or any material agreement.

        Section 6.3.    Compliance with Laws and Contracts.    Borrower and each Domestic Subsidiary:

          (a)   hold permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto;

          (b)   are in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices;

          (c)   are not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound;

          (d)   have ensured that no Person who owns a controlling interest in or otherwise controls a Company is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders;

          (e)   are in material compliance with all applicable Bank Secrecy Act ("BSA") and anti-money laundering laws and regulations; and

          (f)    are in compliance, in all material respects, with the Patriot Act.

        Section 6.4.    Litigation and Administrative Proceedings.    Except as disclosed on Schedule 6.4 to the Closing Officer's Certificate, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, that, as to subparts (a) through (c) above, if violated or determined adversely, would have a Material Adverse Effect.

        Section 6.5.    Title to Assets.    Borrower and each Domestic Subsidiary have good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof. As of the Closing Date, Borrower and the Domestic Subsidiaries own the real property listed on Schedule 6.5 to the Closing Officer's Certificate.

        Section 6.6.    Liens and Security Interests.    On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of Borrower or any Domestic Subsidiary; (b) there is and will be no mortgage outstanding covering any real property of Borrower or any Domestic Subsidiary; and (c) no real or personal property of any Company is subject to any Lien of any kind. Upon the filing of the U.C.C. Financing Statements and taking such other actions necessary to perfect its Lien against Collateral under all applicable laws of the corresponding type as authorized hereunder, Lender has a valid and enforceable first Lien on the Collateral. No Company has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that exists on or after the Closing Date that would prohibit Lender from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.

        Section 6.7.    Tax Returns.    All federal, state, provincial and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of Borrower and each Domestic Subsidiary have been filed (or extended as permitted by applicable law) and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein. The provision for taxes on the books of Borrower and each Domestic Subsidiary is adequate for all years not closed by applicable statutes and for the current fiscal year.

        Section 6.8.    Environmental Laws.    Borrower and each Domestic Subsidiary are in material compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of Borrower, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 6.8, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

        Section 6.9.    Locations.    As of the Closing Date, the Companies have places of business or maintain their Accounts, Inventory and Equipment at the locations (including third party locations) set forth on Schedule 6.9 to the Closing Officer's Certificate, and each Company's chief executive office is set forth on Schedule 6.9 to the Closing Officer's Certificate. Schedule 6.9 further specifies whether each location, as of the Closing Date, (a) is owned by the Companies, or (b) is leased by a Company from a third party, and, if leased by a Company from a third party, if a Landlord's Waiver has been requested. As of the Closing Date, Schedule 6.9 correctly identifies the name and address of each third party location where assets of the Companies are located.

        Section 6.10.    Continued Business.    There exists no actual, pending, or, to Borrower's knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

        Section 6.11.    Employee Benefits Plans.    Schedule 6.11 to the Closing Officer's Certificate identifies each ERISA Plan as of the Closing Date. No material ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. The material liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No material changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the "remedial amendment period" available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described "remedial amendment period" has not yet expired; (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described "remedial amendment period"; and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the "accumulated benefit obligation" of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, "Employers' Accounting for Pensions") does not exceed the fair market value of Pension Plan assets.

        Section 6.12.    Consents or Approvals.    No material consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

        Section 6.13.    Solvency.    Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that Borrower has incurred to Lender. Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Lender. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Lender incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

        Section 6.14.    Financial Statements.    The Consolidated financial statements of Borrower, for the fiscal year ended December 31, 2006 and the unaudited Consolidated financial statements of Borrower for the fiscal quarter ended September 30, 2007, furnished to Lender, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no material adverse change in any Company's financial condition, properties or business or any change in any Company's accounting procedures.

        Section 6.15.    Regulations.    No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) nor the use of the proceeds of any Loan will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

        Section 6.16.    Material Agreements.    Except as disclosed on Schedule 6.16 to the Closing Officer's Certificate, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its "Affiliates" (as such term is defined in the Securities Exchange Act of 1934, as amended) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days' notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party that, as to subsections (a) through (g) above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

        Section 6.17.    Intellectual Property.    Borrower and each Domestic Subsidiary own or have the right to use all of the material patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing necessary for the conduct of its business without any known conflict with the rights of others. Schedule 6.17 to the Closing Officer's Certificate sets forth all United States registered patents, trademarks, copyrights, service marks and license agreements owned by each Company as of the Closing Date.

        Section 6.18.    Insurance.    Borrower and each Domestic Subsidiary maintain with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies. Schedule 6.18 to the Closing Officer's Certificate sets forth all insurance carried by Borrower and the Domestic Subsidiaries on the Closing Date, setting forth in detail the amount and type of such insurance.

        Section 6.19.    Deposit Accounts.    Schedule 6.19 to the Closing Officer's Certificate lists all banks and other financial institutions at which Borrower or any Domestic Subsidiary maintains deposit or other accounts as of the Closing Date, and Schedule 6.19 to the Closing Officer's Certificate correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

        Section 6.20.    Accurate and Complete Statements.    Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. There is no known fact that any Company has not disclosed to Lender that has a Material Adverse Effect.

        Section 6.21.    Investment Company; Other Restrictions.    No Company is (a) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

        Section 6.22.    Defaults.    No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII.    SECURITY

        Section 7.1.    Security Interest in Collateral.    In consideration of and as security for the full and complete payment of all of the Obligations, Borrower hereby grants to Lender, a security interest in the Collateral. Borrower and Lender hereby acknowledge and agree that, with respect to any ITU Application included within the Collateral, to the extent such an ITU Application would, under the Trademark Act, be deemed to be transferred in violation of 15 U.S.C. § 1060(a) as a result of the security interest granted herein, or otherwise invalidated or made unenforceable as a result of the execution or performance of this Agreement, no security interest shall be deemed to have been granted in such ITU Application (notwithstanding the provisions of this Agreement or any other Loan Document) until such time as the circumstances that would give rise to such violation, invalidation or unenforceability no longer exist.

        Section 7.2.    Collections and Receipt of Proceeds by Borrower.

        (a)   Upon written notice to Borrower from Lender after the occurrence and during the continuation of an Event of Default, a Cash Collateral Account shall be opened by Borrower at the main office of Lender (or such other office as shall be designated by Lender) and all such lawful collections of Borrower's Accounts and such Proceeds of Borrower's Accounts and Inventory shall be remitted daily by Borrower to Lender in the form in which they are received by Borrower, either by mailing or by delivering such collections and Proceeds to Lender, appropriately endorsed for deposit in the Cash Collateral Account. In the event that such notice is given to Borrower from Lender, Borrower shall not commingle such collections or Proceeds with any of Borrower's other funds or property, but shall hold such collections and Proceeds separate and apart therefrom upon an express trust for Lender. In such case, Lender may, in its sole discretion, at any time and from time to time after the occurrence and during the continuation of an Event of Default, apply all or any portion of the account balance in the Cash Collateral Account as a credit against (i) the outstanding principal or interest of the Loans, or (ii) any other Obligations in accordance with this Agreement. If any remittance shall be dishonored, or if, upon final payment, any claim with respect thereto shall be made against Lender on its warranties of collection, Lender may charge the amount of such item against the Cash Collateral Account or any other Deposit Account maintained by Borrower with Lender, and, in any event, retain the same and Borrower's interest therein as additional security for the Obligations. Lender may, in its sole discretion, at any time and from time to time, release funds from the Cash Collateral Account to Borrower for use in Borrower's business. The balance in the Cash Collateral Account may be withdrawn by Borrower upon termination of this Agreement and payment in full of all of the Obligations.

        (b)   After the occurrence and during the continuation of an Event of Default, at Lender's written request, Borrower shall cause all remittances representing collections and Proceeds of Collateral to be mailed to a lockbox at a location acceptable to Lender to which Lender shall have access for the processing of such items in accordance with the provisions, terms and conditions of the customary lockbox agreement of Lender.

        (c)   Lender, or Lender's designated agent, is hereby constituted and appointed attorney-in-fact for Borrower with authority and power to endorse, after the occurrence and during the continuation of an Event of Default, any and all instruments, documents, and chattel paper upon the failure of Borrower to do so. Such authority and power, being coupled with an interest, shall be (i) irrevocable until all of the Obligations are paid, (ii) exercisable by Lender at any time and without any request upon Borrower by Lender to so endorse, and (iii) exercisable in the name of Lender or Borrower. Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof.

        Section 7.3.    Collections and Receipt of Proceeds by Lender.    Borrower hereby constitutes and appoints Lender, or Lender's designated agent, as Borrower's attorney-in-fact to exercise, at any time, after the occurrence and during the continuation of an Event of Default, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Obligations:

          (a)   to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of Lender or Borrower, any and all of Borrower's cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral. Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof;

          (b)   to transmit to Account Debtors, on any or all of Borrower's Accounts, notice of assignment to Lender thereof and security interest of Lender therein, and to request from such Account Debtors at any time, in the name of Lender or Borrower, information concerning Borrower's Accounts and the amounts owing thereon;

          (c)   to transmit to purchasers of any or all of Borrower's Inventory, notice of Lender's security interest therein, and to request from such purchasers at any time, in the name of Lender or Borrower, information concerning Borrower's Inventory and the amounts owing thereon by such purchasers;

          (d)   to notify and require Account Debtors on Borrower's Accounts and purchasers of Borrower's Inventory to make payment of their indebtedness directly to Lender;

          (e)   to enter into or assent to such amendment, compromise, extension, release or other modification of any kind of, or substitution for, the Accounts, or any thereof, as Lender, in its sole discretion, may deem to be advisable;

          (f)    to enforce the Accounts or any thereof, or any other Collateral, by suit or otherwise, to maintain any such suit or other proceeding in the name of Lender or Borrower, and to withdraw any such suit or other proceeding. Borrower agrees to lend every assistance requested by Lender in respect of the foregoing, all at no cost or expense to Lender and including, without limitation, the furnishing of such witnesses and of such records and other writings as Lender may require in connection with making legal proof of any Account. Borrower agrees to reimburse Lender in full for all court costs and reasonable attorneys' fees and every other cost, expense or liability, if any, incurred or paid by Lender in connection with the foregoing, which obligation of Borrower shall constitute Obligations, shall be secured by the Collateral and shall bear interest, until paid, at the Default Rate;

          (g)   to take or bring, in the name of Lender or Borrower, all steps, actions, suits, or proceedings deemed by Lender necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and

          (h)   to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same into Borrower's Cash Collateral Account or, at the option of Lender, to apply them as a payment against the Loans or any other Obligations in accordance with this Agreement.

        Section 7.4.    Lender's Authority Under Pledged Notes.    For the better protection of Lender hereunder, Borrower has executed (or will execute, with respect to future Pledged Notes) an appropriate endorsement on (or separate from) each Pledged Note and has deposited (or will deposit, with respect to future Pledged Notes) such Pledged Note with Lender. Borrower irrevocably authorizes and empowers Lender, after the occurrence and during the continuation of an Event of Default, to (a) ask for, demand, collect and receive all payments of principal of and interest on the Pledged Notes; (b) compromise and settle any dispute arising in respect of the foregoing; (c) execute and deliver vouchers, receipts and acquittances in full discharge of the foregoing; (d) exercise, in Lender's discretion, any right, power or privilege granted to the holder of any Pledged Note by the provisions thereof including, without limitation, the right to demand security or to waive any default thereunder; (e) endorse Borrower's name to each check or other writing received by Lender as a payment or other proceeds of or otherwise in connection with any Pledged Note; (f) enforce delivery and payment of the principal and/or interest on the Pledged Notes, in each case by suit or otherwise as Lender may desire; and (g) enforce the security, if any, for the Pledged Notes by instituting foreclosure proceedings, by conducting public or other sales or otherwise, and to take all other steps as Lender, in its discretion, may deem advisable in connection with the forgoing; provided, however, that nothing contained or implied herein or elsewhere shall obligate Lender to institute any action, suit or proceeding or to make or do any other act or thing contemplated by this Section 7.4 or prohibit Lender from settling, withdrawing or dismissing any action, suit or proceeding or require Lender to preserve any other right of any kind in respect of the Pledged Notes and the security, if any, therefor.

        Section 7.5.    Use of Inventory and Equipment.    Until the occurrence of and continuation of an Event of Default and the exercise by Lender of its rights under Article IX hereof, Borrower may (a) retain possession of and use its Inventory and Equipment in any lawful manner not inconsistent with this Agreement or with the terms, conditions, or provisions of any policy of insurance thereon; (b) sell or lease its Inventory in the ordinary course of business; and (c) use and consume any raw materials or supplies, the use and consumption of which are necessary in order to carry on Borrower's business.

ARTICLE VIII.    EVENTS OF DEFAULT

        Each of the following shall constitute an Event of Default hereunder:

        Section 8.1.    Payments.    If (a) the interest on any Loan, any commitment or other fee, or any other Obligation not listed in subpart (b) hereof, shall not be paid in full when due and payable or within five (5) days thereafter, or (b) the principal of any Loan shall not be paid in full when due and payable.

        Section 8.2.    Special Covenants.    If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15 or 5.20 hereof.

        Section 8.3.    Other Covenants.    If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 8.1 or 8.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company's part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of

(a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to Borrower by Lender that the specified Default is to be remedied.

        Section 8.4.    Representations and Warranties.    If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company to Lender or any other holder of any Note, shall be false or erroneous in any material respect.

        Section 8.5.    Cross Default.    If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement, beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

        Section 8.6.    ERISA Default.    The occurrence of one or more ERISA Events that (a) Lender determines could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company in excess of Five Hundred Thousand Dollars ($500,000).

        Section 8.7.    Change in Control.    If any Change in Control shall occur with respect to Borrower.

        Section 8.8.    Judgments.    There is entered against any Company (a) a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for all such Companies, shall exceed Five Million Dollars ($5,000,000) (less any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider); or (b) any one or more non-monetary final judgments that are not covered by insurance, or, if covered by insurance, for which the insurance company has not agreed or acknowledged coverage, and that, in either case, Lender reasonably determines have, or could be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by the prevailing party or any creditor upon such judgment or order, or (ii) there is a period of ten (10) consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

        Section 8.9.    Material Adverse Change.    There shall have occurred any condition or event that Lender reasonably determines has a Material Adverse Effect on Borrower or any Company.

        Section 8.10.    Security.    If any Lien granted in this Agreement or any other Loan Document in favor of Lender, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and Borrower or the appropriate Credit Party has failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of Collateral (as determined by Lender, in its reasonable discretion) and Borrower or the appropriate Credit Party has failed to promptly execute appropriate documents to correct such matters.

        Section 8.11.    Validity of Loan Documents.    If (a) any material provision, in the sole opinion of Lender, of any Loan Document shall at any time cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) during the term of the Loan Documents, any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Lender the benefits purported to be created thereby.

        Section 8.12.    Solvency.    If any Company (other than a Dormant Subsidiary) shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee, liquidator, agent or other similar official of all or a substantial part of its assets or of such Company, (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under Title 11 of the United States Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be, (f) file a voluntary petition in bankruptcy, or file a proposal or notice of intention to file a proposal or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case, or file a petition, an answer, or an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company, (h) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company, (i) take, or omit to take, any action in order thereby to effect any of the foregoing, (j) have assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities), or (k) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

ARTICLE IX.    REMEDIES UPON DEFAULT

        Notwithstanding any contrary provision or inference herein or elsewhere:

        Section 9.1.    Optional Defaults.    If any Event of Default referred to in Section 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10 or 8.11 hereof shall occur and be continuing, Lender shall have the right, in its discretion, to give written notice to Borrower to:

          (a)   terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligation of Lender to make any further Loan immediately shall be terminated; and/or

          (b)   accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

        Section 9.2.    Automatic Defaults.    If any Event of Default referred to in Section 8.12 hereof shall occur:

          (a)   all of the Commitment shall automatically and immediately terminate, if not previously terminated, and Lender thereafter shall not be under any obligation to grant any further Loan; and

          (b)   the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

        Section 9.3.    Offsets.    If there shall occur or exist any Event of Default referred to in Section 8.12 hereof or if the maturity of the Obligations is accelerated pursuant to Section 9.1 or 9.2 hereof, Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by Borrower to Lender, whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by Lender (including, without limitation, by branches and agencies or any affiliate of Lender, wherever located) to or for the credit or account of Borrower or any Guarantor of Payment, all without notice to or demand upon Borrower or any other Person, all such notices and demands being hereby expressly waived by Borrower.

        Section 9.4.    Collateral.    Lender shall at all times have the rights and remedies of a secured party under the U.C.C., in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other Related Writing executed by Borrower or otherwise provided in law or equity. Upon the occurrence and during the continuance of an Event of Default and at all times thereafter, Lender may require Borrower to assemble the Collateral, which Borrower agrees to do, and make it available to Lender at a reasonably convenient place to be designated by Lender. To the extent not prohibited by law, Lender may, with or without notice to or demand upon Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where the Collateral, or any thereof, may be found and to take possession thereof (including anything found in or on the Collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of the Collateral) and for that purpose may pursue the Collateral wherever the same may be found, without liability for trespass or damage caused thereby to Borrower. After any delivery or taking of possession of the Collateral, or any thereof, pursuant to this Agreement, then, with or without resort to Borrower personally or any other Person or property, all of which Borrower hereby waives, and upon such terms and in such manner as Lender may deem advisable, Lender, in its discretion, may sell, assign, transfer and deliver any of the Collateral at any time, or from time to time. No prior notice need be given to Borrower or to any other Person in the case of any sale of Collateral that Lender determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case Lender shall give Borrower not fewer than ten (10) days prior notice of either the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made. Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, Lender may purchase the Collateral, or any part thereof, free from any right of redemption, all of which rights Borrower hereby waives and releases to the extent not prohibited by law. After deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, Lender may apply the net proceeds of each such sale to or toward the payment of the Obligations, whether or not then due, in such order and by such division as Lender, in its sole discretion, may deem advisable. Any excess, to the extent permitted by law, shall be paid to Borrower, and Borrower shall remain liable for any deficiency. In addition, Lender shall at all times have the right to obtain new appraisals of Borrower or the Collateral, the cost of which shall be paid by Borrower.

        Section 9.5.    Other Remedies.    The remedies in this Article IX are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which Lender may be entitled.

ARTICLE X.    MISCELLANEOUS

        Section 10.1.    No Waiver; Cumulative Remedies; Relationship of Parties.    No omission or course of dealing on the part of Lender or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise. Nothing contained in this Agreement and no action taken by Lender pursuant hereto shall be deemed to constitute Borrower and Lender a partnership, association, joint venture or other entity. The relationship between Borrower and Lender with respect to the Loan Documents is and shall be solely that of debtor and creditor, respectively, and Lender shall have no fiduciary obligation toward Borrower with respect to any such documents or the transactions contemplated thereby.

        Section 10.2.    Amendments, Waivers and Consents.    No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        Section 10.3.    Notices.    All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to Lender, mailed or delivered to it, addressed to the address of Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt (if received during a Business Day, otherwise the following Business Day). All notices hereunder shall not be effective until received.

        Section 10.4.    Costs, Expenses and Taxes.    Borrower agrees to pay on demand all costs and expenses of Lender, and all Related Expenses, including but not limited to (a) administration, travel and out-of-pocket expenses, including but not limited to reasonable attorneys' fees and expenses, of Lender in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Lender in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Lender, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Borrower also agrees to pay on demand Related Expenses, including reasonable attorneys' fees and expenses, in connection with any restructuring, amendment, or enforcement of the Obligations, this Agreement or any Related Writing. In addition, Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees. All obligations provided for in this Section 10.4 shall survive any termination of this Agreement.

        Section 10.5.    Indemnification.    Borrower agrees to defend, indemnify and hold harmless Lender (and its affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees), or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Lender in connection with any investigative, administrative or judicial proceeding (whether or not Lender shall be designated a party thereto) or any other claim by any Person relating to or arising out of the Loan Documents or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that Lender shall not have the right to be indemnified under this Section 10.5 for its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction). All obligations provided for in this Section 10.5 shall survive any termination of this Agreement.

        Section 10.6.    Execution in Counterparts; Binding Effect; Borrower's Assignment.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. This Agreement shall become effective when it shall have been executed by Borrower and Lender and thereafter shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender.

        Section 10.7.    Patriot Act Notice.    Lender hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow Lender, as applicable, to identify the Credit Parties in accordance with the Patriot Act. Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Lender in order to assist Lender in maintaining compliance with the Patriot Act.

        Section 10.8.    Severability of Provisions; Captions; Attachments.    Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

        Section 10.9.    Confidentiality.    Lender shall hold all Confidential Information in accordance with the customary procedures of Lender for handling confidential information of this nature, and in accordance with safe and sound banking practices. Except as permitted by applicable law or regulation, Lender will not purchase or sell Borrower's publicly traded securities on the basis of material non-public information about that security, Borrower or Borrower's subsidiaries. Notwithstanding the foregoing, Lender may in any event make disclosures of, and furnish copies of Confidential Information (a) when reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (which information shall be provided under a notice of confidentiality); (b) to the parent corporation or corporations of Lender (or any affiliate of any of the foregoing), and to its respective auditors and attorneys, and any other advisors or consultants with a need to know; and (c) as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, provided, that, unless specifically prohibited by applicable law or court order, Lender, as applicable, shall notify the chief financial officer of Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of Lender by such Governmental Authority), and of any other request pursuant to legal process, for disclosure of any such non-public information prior to disclosure of such Confidential Information.

        Section 10.10.    Entire Agreement.    This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

        Section 10.11.    Legal Representation of Parties.    The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

        Section 10.12.    Governing Law; Submission to Jurisdiction.

        (a)    Governing Law.    This Agreement, each of the Notes and any Related Writing (except as otherwise set forth in any Loan Document executed by a Foreign Subsidiary) shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower and Lender shall be governed by Ohio law, without regard to principles of conflicts of laws.

        (b)    Submission to Jurisdiction.    Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any Related Writing (except as otherwise set forth in any Loan Document executed by a Foreign Subsidiary), and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Remainder of page left intentionally blank]

        Section 10.13.    JURY TRIAL WAIVER.    BORROWER AND LENDER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN BORROWER AND LENDER, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

        IN WITNESS WHEREOF, the parties have executed and delivered this Credit and Security Agreement as of the date first set forth above.

Address:	14145 Danielson Street, Suite B Poway, CA 92064	ALDILA, INC.
	Attn: Chief Financial Officer	By:	Peter R. Mathewson Peter R. Mathewson Chairman, CEO and President
Address:	One Embarcadero Center, Ste. 1100 San Francisco, CA 94111	KEYBANK NATIONAL ASSOCIATION
	Attn: Institutional Bank	By:	Andrew J. Chang Andrew J. Chang Vice President

Signature Page to
Credit and Security Agreement

SCHEDULE 1

GUARANTORS OF PAYMENT

Aldila Golf Corp., a Delaware corporation

S-1

SCHEDULE 2

PLEDGED SECURITIES

Name of Subsidiary	Jurisdiction	Shares	Certificate Number	Owned by / Percentage
Aldila Golf Corp.	Delaware	10	1	Borrower / 100%
Aldila Materials Technology Corp.	Delaware	100	1	Borrower / 100%
Aldila de Mexico, S.A. de C.V.	Mexico	6500 3496	8 9	Aldila Golf Corp. / 99.98	%*
Aldila Carbon Fibers Products (Zhuhai) Company Limited	People's Republic of China			Aldila Golf Corp. / 100	%*
Aldila Composite Products Company Limited	Vietnam			Aldila Golf Corp. / 100	%*

*
Only 65% of the total combined voting power of all classes of equity interests or stock (and 100% of all non-voting equity interests) constitutes Pledged Securities.

S-2

EXHIBIT A
FORM OF
REVOLVING CREDIT NOTE

$10,000,000	February 8, 2008

        FOR VALUE RECEIVED, the undersigned, ALDILA, INC., a Delaware corporation ("Borrower"), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of KEYBANK NATIONAL ASSOCIATION ("Lender"), at its main office at 127 Public Square, Cleveland, Ohio 44114, or at such other place as Lender shall designate, the principal sum of

TEN MILLION and 00/100..........................................................................DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement made by Lender to Borrower pursuant to Section 2.2 of the Credit Agreement, whichever is less, in lawful money of the United States of America.

        As used herein, "Credit Agreement" means the Credit and Security Agreement dated as of February 8, 2008, between Borrower and Lender, as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

        Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(a) of the Credit Agreement. Such interest shall be payable on each date provided for in Section 2.4(a) or as otherwise provided in the Credit Agreement.

        The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, interest owing thereon and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrower under this Note.

        If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds. In the event of a failure to pay interest or principal, when the same becomes due, and fails to cure such failure to pay within five (5) days thereafter, then Lender may collect and Borrower agrees to pay a late charge of an amount equal to five percent (5%) of the amount of such late payment.

        This Note is the Revolving Credit Note referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

        Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

        JURY TRIAL WAIVER.    BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN BORROWER AND LENDER, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

ALDILA, INC.
By:
Name:
Title:

EXHIBIT B
FORM OF
TERM NOTE

$5,000,000	February 8, 2008

        FOR VALUE RECEIVED, the undersigned, ALDILA, INC., a Delaware corporation ("Borrower"), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION ("Lender"), at its main office at 127 Public Square, Cleveland, Ohio 44114, or at such other place as Lender shall designate, the principal sum of

FIVE MILLION and 00/100..........................................................................DOLLARS

in lawful money of the United States of America in consecutive principal payments as set forth in the Credit Agreement (as hereinafter defined).

        As used herein, "Credit Agreement" means the Credit and Security Agreement dated as of February 8, 2008, between Borrower and Lender, as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

        Borrower also promises to pay interest on the unpaid principal amount of the Term Loan from time to time outstanding, from the date of the Term Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(b) of the Credit Agreement. Such interest shall be payable on each date provided for in Section 2.4(b); provided that interest on any principal portion that is not paid when due shall be payable on demand.

        The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, interest owing thereon and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrower under this Note.

        If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds. In the event of a failure to pay interest or principal, when the same becomes due, and fails to cure such failure to pay within five (5) days thereafter, then Lender may collect and Borrower agrees to pay a late charge of an amount equal to five percent (5%) of the amount of such late payment.

        This Note is the Term Note referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

        Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

        JURY TRIAL WAIVER.    BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN BORROWER AND LENDER, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

ALDILA, INC.
By:
Name:
Title:

EXHIBIT C
FORM OF
NOTICE OF LOAN

                                                          , 20

KeyBank National Association
127 Public Square
Cleveland, Ohio 44114-0616
Attention: Institutional Banking

Ladies and Gentlemen:

        The undersigned,                                     , on behalf of ALDILA, INC., a Delaware corporation ("Borrower") refers to the Credit and Security Agreement, dated as of February 8, 2008 ("Credit Agreement", the terms defined therein being used herein as therein defined), between Borrower and KEYBANK NATIONAL ASSOCIATION, and hereby gives you notice, pursuant to Section 2.5 of the Credit Agreement that Borrower hereby requests [a Loan] [an interest change with respect to a portion of the Term Loan (the "Term Loan Interest Change")] under the Credit Agreement, and in connection therewith sets forth below the information relating to the [Loan (the "Proposed Loan")] [Term Loan Interest Change] as required by Section 2.6 of the Credit Agreement:

  (a)
  The Business Day of the [Proposed Loan] [Term Loan Interest Change] is                                     , 20            .

  (b)
  The amount of the [Proposed Loan] [Term Loan Interest Change] is $                                    .

  (c)
  The Proposed Loan is to be a:
  Base Rate Loan              / Eurodollar Loan             / (Check one.)

  (d)
  If the [Proposed Loan] [Term Loan Interest Change] is a Eurodollar Loan,
  the Interest Period requested is [one month             , two months             ,
  three months             ].
  (Check one.)

        The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the [Proposed Loan] [Term Loan Interest Change]:

            (i)  the representations and warranties contained in each Loan Document are correct in all material respects, before and after giving effect to the [Proposed Loan] [Term Loan Interest Change]and the application of the proceeds therefrom, as though made on and as of such date;

           (ii)  no event has occurred and is continuing, or would result from such [Proposed Loan] [Term Loan Interest Change], or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

          (iii)  the conditions set forth in Section 2.6 and Article IV of the Credit Agreement have been satisfied.

ALDILA, INC.
By:
Name:
Title:

EXHIBIT D
FORM OF
COMPLIANCE CERTIFICATE

For Fiscal Quarter ended

THE UNDERSIGNED HEREBY CERTIFIES THAT:

        (1)   I am the duly elected [President] or [Chief Financial Officer] of ALDILA, INC., a Delaware corporation ("Borrower");

        (2)   I am familiar with the terms of that certain Credit and Security Agreement, dated as of February 8, 2008, between Borrower and KEYBANK NATIONAL ASSOCIATION ("Lender") (as the same may from time to time be amended, restated or otherwise modified, the "Credit Agreement", the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Companies during the accounting period covered by the attached financial statements;

        (3)   The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, that is continuing at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

        (4)   The representations and warranties made by Borrower contained in each Loan Document are true and correct in all material respects as though made on and as of the date hereof; and

        (5)   Set forth on Attachment I hereto are calculations of the financial covenants set forth in Sections 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

        IN WITNESS WHEREOF, I have signed this certificate the              day of                                     , 20            .

ALDILA, INC.
By:
Name:
Title:

QuickLinks

  Exhibit 10.24
TABLE OF CONTENTS
WITNESSETH
SCHEDULE 1 GUARANTORS OF PAYMENT
SCHEDULE 2 PLEDGED SECURITIES
EXHIBIT B FORM OF TERM NOTE